Exhibit 3.12

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:14 AM 06/18/2014
FILED 11:14 AM 06/18/2014
SRV 140851694 - 5553606 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is QTS Investment Properties East Windsor, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd, Ste 400 in the City of Wilmington Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is ______________.”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of formation this 18th day of June, 2014.

By	/s/ William H. Schafer
Authorised Person (s)

Name:	William H. Schafer

State of Delaware
Secretary of State
Division or Corporations
Delivered 05:16 PM 07/16/2014
FILED 05:16 PM 07/16/2014
SRV 140963327 - 5553606 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: QTS Investment Properties East Windsor, LLC

2)	The Certificate of Formation of the limited liability company is hereby amended as follows:

Name:
The name of the Limited Liability Company formed and continued hereby is QTS Investment Properties Princeton, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of July, A.D. 2014.

By:	/s/ Shirley E. Goza
Authorized Person(s)

Name:	Shirley E. Goza
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